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                                                                   Exhibit 4(ss)

                                  AMENDMENT TO

                              JANUS INVESTMENT FUND

                          INVESTMENT ADVISORY AGREEMENT

                             JANUS GLOBAL VALUE FUND


         THIS AMENDMENT is made this 5th day of December, 2003, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH

         WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Global Value Fund (the "Fund"), dated April 3, 2002 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act")) of JCM and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the name of Janus Global Value Fund has been changed to Janus Global Opportunities Fund effective December 5, 2003;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. All references to "Janus Global Value Fund" shall be replaced with "Janus Global Opportunities Fund."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

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         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                         JANUS CAPITAL MANAGEMENT LLC


                                         By: /s/ Kelley Abbott Howes
                                             -----------------------------------
                                             Kelley Abbott Howes, Vice President


                                         JANUS INVESTMENT FUND


                                         By: /s/ Bonnie Howe
                                             -----------------------------------
                                             Bonnie Howe, Vice President